Consent of Independent Registered Public Accounting Firm

Audit Committee and Board of Directors
Southern Missouri Bancorp, Inc.
Poplar Bluff, Missouri

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 21, 2011, on our audits of the consolidated financial statements of Southern Missouri Bancorp Inc. as of June 30, 2011 and 2010 and for the three years in the period ended June 30, 2011, which report is included in the Form 10-K of Southern Missouri Bancorp Inc. for the year ended June 30, 2011. We also consent to the references to our firm under the caption "Experts" in the Prospectus.

/s/  BKD, LLP

Decatur, Illinois
October 5, 2011